Exhibit 99.1

THE HERSHEY COMPANY ANNOUNCES NEW STOCK PURCHASE
 AGREEMENT WITH HERSHEY TRUST COMPANY

HERSHEY, Pa., January 27, 2006 — The Hershey Company (NYSE:HSY) and Hershey Trust Company, as trustee for the Milton Hershey School Trust, announced today that they have entered into an agreement under which the School Trust intends to participate on a proportional basis in the Company’s Common Stock repurchase program. This agreement will take effect January 30, 2006, and expire July 31, 2006. This agreement is a renewal of an existing agreement which began December 13, 2005, and will expire January 30, 2006. The terms of the agreement are described in a Form 8-K to be filed today with the SEC.

The Company’s Board of Directors had approved the repurchase of $250 million of its Common Stock in April 2005, of which $187.1 million was utilized through the end of 2005, leaving $62.9 million in that authorization. An additional $500 million authorization was approved by the Company’s Board in December 2005. The Company expects to complete both authorizations by the end of 2006.

Safe Harbor Statement
This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: the Company’s ability to implement and generate expected ongoing annual savings from the program to advance its value-enhancing strategy; changes in the Company’s business environment, including actions of competitors and changes in consumer preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; changes in the value of the Company’s Common Stock; the Company’s ability to implement improvements to and reduce costs associated with its supply chain; and such other matters as discussed in the Company’s Annual Report on Form 10-K for 2004.

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Media Contact:	Stephanie L. Moritz	(717) 534-7641
Financial Contact:	James A. Edris	(717) 534-7556